Exhibit 15.1
January 17, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 6, 2005, August 8, 2005 and November 7, 2005 on our reviews of interim financial information of Parker Drilling Company for the three-month periods ended March 31, 2005 and 2004, the three and six-month periods ended June 30, 2005 and 2004 and the three and nine-month periods ended September 30, 2005 and 2004 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 are incorporated by reference in its Registration Statement dated January 17, 2006.
Very truly yours,
PricewaterhouseCoopers LLP